Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Second Quarter 2025 Financial Results

•	Second Quarter 2025 Revenues of $943.7 Million, Compared to $949.2 Million in Prior Year Quarter

•	Second Quarter 2025 EPS of $2.13, Compared to EPS of $2.34 in Prior Year Quarter

•	Company Updates Full Year 2025 Guidance

Washington, D.C., July 24, 2025 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the second quarter ended June 30, 2025.

Second quarter 2025 revenues of $943.7 million decreased $5.5 million, or 0.6%, compared to revenues of $949.2 million in the prior year quarter. Excluding the estimated positive impact from foreign currency (“FX”) translation, revenues decreased $17.6 million, or 1.8%, compared to the prior year quarter. The decrease in revenues was due to lower revenues in the Economic Consulting and Technology segments, which was partially offset by higher revenues in the Corporate Finance & Restructuring, Forensic and Litigation Consulting and Strategic Communications segments. Net income of $71.7 million compared to $83.9 million in the prior year quarter. The decrease in net income was primarily due to lower revenues, an increase in direct costs, which includes higher forgivable loan amortization, an FX remeasurement loss compared to a gain in the prior year quarter and a higher effective tax rate, which was partially offset by lower selling, general and administrative (“SG&A”) expenses compared to the prior year quarter. Adjusted EBITDA of $111.6 million, or 11.8% of revenues, compared to $115.9 million, or 12.2% of revenues, in the prior year quarter. Second quarter 2025 earnings per diluted share (“EPS”) of $2.13 compared to $2.34 in the prior year quarter.

Steven H. Gunby, CEO and Chairman of FTI Consulting, commented, “The strength we have shown this quarter, notwithstanding some of the major headwinds that we have been facing this year, demonstrates, once again, the underlying power of this institution and of our people, and the resilience of the business created by investing in great talent who can help clients with their most significant challenges and opportunities.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $55.7 million for the quarter ended June 30, 2025 compared to $135.2 million for the quarter ended June 30, 2024. The year-over-year decrease in net cash provided by operating activities was primarily due to an increase in forgivable loan issuances, compensation and income tax payments, which was partially offset by higher cash collections.

During the quarter ended June 30, 2025, the Company repurchased 2,192,333 shares of its common stock at an average price per share of $161.88 for a total cost of $354.9 million. As of June 30, 2025, approximately $309.3 million remained available for common stock repurchases under the Company’s stock repurchase program.

Cash and cash equivalents of $152.8 million at June 30, 2025 compared to $226.4 million at June 30, 2024 and $151.1 million at March 31, 2025. Total debt, net of cash, of $317.2 million at June 30, 2025 compared to $(166.4) million at June 30, 2024 and $8.9 million at March 31, 2025. The sequential increase in total debt, net of cash, was primarily due to share repurchases and forgivable loan issuances.

Second Quarter 2025 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $31.3 million, or 9.0%, to $379.2 million in the quarter compared to $348.0 million in the prior year quarter. The increase in revenues was primarily due to increased demand for restructuring and transactions services and higher realized bill rates, which was partially offset by lower demand for transformation & strategy services. Segment operating income of $78.1 million compared to $63.2 million in the prior year quarter. Adjusted Segment EBITDA of $81.7 million, or 21.5% of segment revenues, compared to $66.5 million, or 19.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $17.0 million, or 10.0%, to $186.5 million in the quarter compared to $169.5 million in the prior year quarter. The increase in revenues was primarily due to higher realized bill rates for risk and investigations, data & analytics and construction solutions services. Segment operating income of $29.1 million compared to $13.1 million in the prior year quarter. Adjusted Segment EBITDA of $31.2 million, or 16.7% of segment revenues, compared to $15.0 million, or 8.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues.

Economic Consulting

Revenues in the Economic Consulting segment decreased $39.2 million, or 17.0%, to $191.7 million in the quarter compared to $230.9 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues decreased $43.8 million, or 19.0%. The decrease in revenues was primarily due to lower demand for merger and acquisition (“M&A”)-related antitrust and non-M&A-related antitrust services, which was partially offset by higher realized bill rates for M&A-related antitrust services and higher demand for financial economics services. Segment operating income of $12.8 million compared to $43.0 million in the prior year quarter. Adjusted Segment EBITDA of $14.2 million, or 7.4% of segment revenues, compared to $44.3 million, or 19.2% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues and an increase in forgivable loan amortization, which was partially offset by lower compensation, primarily driven by a 7.9% decline in billable headcount.

Technology

Revenues in the Technology segment decreased $32.3 million, or 27.9%, to $83.6 million in the quarter compared to $115.9 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues decreased $33.5 million or 28.9%.The decrease in revenues was due to lower demand for M&A-related “second request” services. Segment operating income of $1.6 million compared to $17.1 million in the prior year quarter. Adjusted Segment EBITDA of $5.3 million, or 6.3% of segment revenues, compared to $20.9 million, or 18.1% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by a decrease in compensation, which includes lower as-needed consultant costs, as well as lower SG&A expenses.

Strategic Communications

Revenues in the Strategic Communications segment increased $17.7 million, or 20.8%, to $102.7 million in the quarter compared to $84.9 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues increased $15.8 million or 18.6%. The increase in revenues was primarily due to an $8.4 million increase in pass-through revenues and higher demand for corporate reputation and financial communications services. Segment operating income of $17.5 million compared to $10.6 million in the prior year quarter. Adjusted Segment EBITDA of $18.5 million, or 18.0% of segment revenues, compared to $11.6 million, or 13.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher pass-through expenses and an increase in compensation.

2025 Guidance

The Company now estimates that revenues for full year 2025 will range between $3.660 billion and $3.760 billion, EPS will range between $7.24 and $7.84 and Adjusted EPS will range between $7.80 and $8.40. The variance between EPS and Adjusted EPS guidance is related to a first quarter 2025 special charge to align staffing with demand, which the Company estimated would be $0.36 when guidance was provided in February 2025 and thereafter reported to be $0.55 when the Company reported first quarter 2025 results in April 2025.

Second Quarter 2025 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2025 financial results at 9:00 a.m. Eastern Time on Thursday, July 24, 2025. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 7,900 employees located in 32 countries and territories as of June 30, 2025. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.70 billion in revenues during fiscal year 2024. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Adjusted Segment EBITDA

•	Adjusted EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income, which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income as a segment’s share of consolidated operating income. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as Segment Operating Income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$152,831	$660,493
Accounts receivable, net	1,126,919	1,020,174
Current portion of notes receivable	86,605	44,894
Prepaid expenses and other current assets	136,661	93,953

Total current assets	1,503,016	1,819,514
Property and equipment, net	168,727	150,295
Operating lease assets	195,754	198,318
Goodwill	1,242,900	1,226,556
Intangible assets, net	14,938	16,770
Notes receivable, net	274,744	109,119
Other assets	94,081	76,258

Total assets	$3,494,160	$3,596,830

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$184,869	$224,394
Accrued compensation	467,073	639,745
Billings in excess of services provided	61,554	67,620

Total current liabilities	713,496	931,759
Long-term debt	470,000	—
Noncurrent operating lease liabilities	216,746	208,036
Deferred income taxes	106,973	111,825
Other liabilities	87,064	86,920

Total liabilities	1,594,279	1,338,540

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 32,727 (2025) and 35,913 (2024)	327	359
Additional paid-in capital	—	39,650
Retained earnings	2,027,779	2,394,853
Accumulated other comprehensive loss	(128,225)	(176,572)

Total stockholders’ equity	1,899,881	2,258,290

Total liabilities and stockholders’ equity	$3,494,160	$3,596,830

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,
	2025	2024
	(Unaudited)
Revenues	$943,662	$949,156

Operating expenses
Direct cost of revenues	641,141	637,749
Selling, general and administrative expenses	202,204	206,235
Amortization of intangible assets	1,053	1,080

	844,398	845,064

Operating income	99,264	104,092

Other income (expense)
Interest income and other	(2,068)	1,909
Interest expense	(5,257)	(3,319)

	(7,325)	(1,410)

Income before income tax provision	91,939	102,682
Income tax provision	20,241	18,735

Net income	$71,698	$83,947

Earnings per common share — basic	$2.16	$2.38

Weighted average common shares outstanding — basic	33,261	35,221

Earnings per common share — diluted	$2.13	$2.34

Weighted average common shares outstanding — diluted	33,591	35,845

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$33,773	$(1,718)

Total other comprehensive income (loss), net of tax	33,773	(1,718)

Comprehensive income	$105,471	$82,229

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,
	2025	2024
	(Unaudited)
Revenues	$1,841,944	$1,877,709

Operating expenses
Direct cost of revenues	1,250,069	1,263,783
Selling, general and administrative expenses	386,539	408,105
Special charges	25,295	—
Amortization of intangible assets	2,070	2,096

	1,663,973	1,673,984

Operating income	177,971	203,725

Other income (expense)
Interest income and other	774	3,490
Interest expense	(6,225)	(5,038)

	(5,451)	(1,548)

Income before income tax provision	172,520	202,177
Income tax provision	38,998	38,265

Net income	$133,522	$163,912

Earnings per common share — basic	$3.91	$4.67

Weighted average common shares outstanding — basic	34,152	35,099

Earnings per common share — diluted	$3.87	$4.58

Weighted average common shares outstanding — diluted	34,541	35,816

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$48,347	$(13,151)

Total other comprehensive income (loss), net of tax	48,347	(13,151)

Comprehensive income	$181,869	$150,761

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2025
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$7.24	$7.84
Special charges	0.73	0.73
Tax impact of special charges	(0.17)	(0.17)

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$7.80	$8.40

(1)

The forward-looking guidance on estimated 2025 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2025 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$71,698
Interest income and other							2,068
Interest expense							5,257
Income tax provision							20,241

Operating income	$78,128	$29,071	$12,807	$1,560	$17,474	$(39,776)	$99,264
Depreciation of property and equipment	2,768	1,889	1,376	3,724	938	628	11,323
Amortization of intangible assets	756	228	—	—	69	—	1,053

Adjusted EBITDA	$81,652	$31,188	$14,183	$5,284	$18,481	$(39,148)	$111,640

Six Months Ended June 30, 2025 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$133,522
Interest income and other							(774)
Interest expense							6,225
Income tax provision							38,998

Operating income	$119,078	$59,177	$24,896	$8,154	$26,199	$(59,533)	$177,971
Depreciation of property and equipment	5,350	3,602	2,735	6,794	1,779	1,208	21,468
Amortization of intangible assets	1,475	457	—	—	138	—	2,070
Special charges	11,696	5,475	983	1,928	3,268	1,945	25,295

Adjusted EBITDA	$137,599	$68,711	$28,614	$16,876	$31,384	$(56,380)	$226,804

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$83,947
Interest income and other							(1,909)
Interest expense							3,319
Income tax provision							18,735

Operating income	$63,193	$13,100	$42,952	$17,137	$10,594	$(42,884)	$104,092
Depreciation of property and equipment	2,560	1,627	1,344	3,793	918	507	10,749
Amortization of intangible assets	714	267	—	—	99	—	1,080

Adjusted EBITDA	$66,467	$14,994	$44,296	$20,930	$11,611	$(42,377)	$115,921

Six Months Ended June 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$163,912
Interest income and other							(3,490)
Interest expense							5,038
Income tax provision							38,265

Operating income	$135,112	$45,067	$55,817	$28,076	$22,068	$(82,415)	$203,725
Depreciation of property and equipment	5,033	3,256	2,629	7,435	1,800	1,020	21,173
Amortization of intangible assets	1,547	380	—	—	169	—	2,096

Adjusted EBITDA	$141,692	$48,703	$58,446	$35,511	$24,037	$(81,395)	$226,994

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended June 30, 2025 (Unaudited)
Corporate Finance & Restructuring	$379,239	$81,652	21.5%	61%	$532	2,188
Forensic and Litigation Consulting	186,517	31,188	16.7%	57%	$439	1,482
Economic Consulting	191,657	14,183	7.4%	64%	$593	991
Technology (1)	83,599	5,284	6.3%	N/M	N/M	655
Strategic Communications (1)	102,650	18,481	18.0%	N/M	N/M	892

	$943,662	$150,788	16.0%			6,208

Unallocated Corporate		(39,148)

Adjusted EBITDA		$111,640	11.8%

Six Months Ended June 30, 2025 (Unaudited)
Corporate Finance & Restructuring	$722,884	$137,599	19.0%	59%	$513	2,188
Forensic and Litigation Consulting	377,119	68,711	18.2%	58%	$434	1,482
Economic Consulting	371,518	28,614	7.7%	63%	$566	991
Technology (1)	180,755	16,876	9.3%	N/M	N/M	655
Strategic Communications (1)	189,668	31,384	16.5%	N/M	N/M	892

	$1,841,944	$283,184	15.4%			6,208

Unallocated Corporate		(56,380)

Adjusted EBITDA		$226,804	12.3%

Three Months Ended June 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$347,971	$66,467	19.1%	60%	$496	2,167
Forensic and Litigation Consulting	169,496	14,994	8.8%	58%	$390	1,457
Economic Consulting	230,873	44,296	19.2%	70%	$599	1,076
Technology (1)	115,875	20,930	18.1%	N/M	N/M	662
Strategic Communications (1)	84,941	11,611	13.7%	N/M	N/M	972

	$949,156	$158,298	16.7%			6,334

Unallocated Corporate		(42,377)

Adjusted EBITDA		$115,921	12.2%

Six Months Ended June 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$713,981	$141,692	19.8%	61%	$505	2,167
Forensic and Litigation Consulting	345,570	48,703	14.1%	58%	$398	1,457
Economic Consulting	435,421	58,446	13.4%	69%	$566	1,076
Technology (1)	216,588	35,511	16.4%	N/M	N/M	662
Strategic Communications (1)	166,149	24,037	14.5%	N/M	N/M	972

	$1,877,709	$308,389	16.4%			6,334

Unallocated Corporate		(81,395)

Adjusted EBITDA		$226,994	12.1%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2025	2024
	(Unaudited)
Operating activities
Net income	$133,522	$163,912
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	21,468	21,173
Amortization of intangible assets	2,070	2,096
Amortization of notes receivable	30,445	24,960
Provision for expected credit losses	11,909	19,923
Share-based compensation	19,671	18,101
Deferred income taxes	17,506	(6,840)
Other	159	(770)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(91,734)	(115,106)
Notes receivable, net of repayments	(234,081)	(70,157)
Prepaid expenses and other assets	(13,224)	(12,630)
Accounts payable, accrued expenses and other	(11,623)	(8,934)
Income taxes	(84,105)	(29,727)
Accrued compensation	(204,284)	(145,509)
Billings in excess of services provided	(7,216)	(84)

Net cash used in operating activities	(409,517)	(139,592)

Investing activities
Purchases of property and equipment and other	(35,228)	(14,700)
Maturity of short-term investment	—	25,246

Net cash provided by (used in) investing activities	(35,228)	10,546

Financing activities
Borrowings under revolving line of credit	745,000	520,000
Repayments under revolving line of credit	(275,000)	(460,000)
Purchase and retirement of common stock	(536,678)	—
Share-based compensation tax withholdings	(16,880)	(14,320)
Proceeds on stock option exercises	782	10,614
Deposits and other	(1,418)	2,023

Net cash provided by (used in) financing activities	(84,194)	58,317

Effect of exchange rate changes on cash and cash equivalents	21,277	(6,065)

Net decrease in cash and cash equivalents	(507,662)	(76,794)
Cash and cash equivalents, beginning of period	660,493	303,222

Cash and cash equivalents, end of period	$152,831	$226,428